UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2012 (January 25, 2012)

NET 1 UEPS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida	000-31203	98-0171860
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road
Rosebank, Johannesburg, South Africa
(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: 011-27-11-343-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 25, 2012, the Company entered into a Relationship Agreement (the “Relationship Agreement”) by and among the Company, Business Venture Investments No 1567 (Proprietary) Limited (RF), a South African company (“BEE SPV”), Mosomo Investment Holdings (Proprietary) Limited, a South African company (“Mosomo”) and Brian Kgomotso Mosehla (“Mosehla”).

BEE SPV is a “black company” within the meaning of the Codes of Good Practice on Broad-Based Black Economic Empowerment published under South Africa’s Broad-Based Black Economic Empowerment Act of 2003. Mosomo is currently the sole shareholder of BEE SPV and Mosehla is the principal shareholder and key operating decision maker of Mosomo. The Relationship Agreement provides that within 60 days after execution, Mosomo’s share ownership will be as follows: (i) 70% will be owned by Mosomo; (ii) 5% will be owned by a women’s group to be identified and agreed upon by the Company and Mosomo; (iii) 10% will be owned by a charitable foundation to be formed by the Company, the objects and beneficiaries of which will be agreed by the Company and Mosomo and (iv) 15% will be owned by broad-based black communities to be identified and agreed upon by the Company and Mosomo.

Pursuant to the Relationship Agreement, the Company has agreed to grant to BEE SPV an option to purchase up to 8,955,000 shares of the Company’s common stock at an exercise price of $8.96 per share (the “Option”). Issuance of the Option is subject to the receipt of all required regulatory approvals, including approvals required from the exchange control authorities of the South African Reserve Bank. The Option will be exercisable for one year following its issuance, provided that if the expiration date falls within a Company securities trading blackout period, then the expiration date of the Option will be extended to a date which is thirty days after the end of such blackout period. The Option provides that (i) the number of shares of common stock for which the Option shall be exercisable shall be limited to the number of shares of common stock which the Company shall be permitted to issue without obtaining shareholder approval pursuant to the listing rules of the Nasdaq Stock Market; (ii) the Option may not be exercised unless and until the provisions of the Relationship Agreement relating to the ownership of BEE SPV described above have been fully complied with and (iii) the Option may not be exercised if a Trigger Event (as defined in the Relationship Agreement) shall have occurred. The sale of the shares of the Company’s common stock issuable upon exercise of the Option will be exempt from registration under the Securities Act of 1933, as amended, pursuant to Regulation S thereunder.

The shares issuable upon exercise of the Option will not be transferable for a period of four years after issuance, subject to certain exceptions (the “Lock Up Period”). The Company has agreed to execute a registration rights agreement prior to expiration of the Lock Up Period covering resale of the shares issuable upon exercise of the Option.

The Relationship Agreement provides that BEE SPV shall be entitled to designate one member of the Company’s board of directors so long as it shall own shares acquired upon exercise of the Option that represent more than 10% of the Company’s then outstanding common stock. Additionally, prior to BEE SPV’s acquisition of 10% of the Company’s then outstanding common stock, the Company may invite a representative of BEE SPV to become a member of the Company’s board of directors.

The Relationship Agreement contains representations, warranties and covenants of the parties, including covenants by BEE SPV relating to the maintenance of its credentials as a black company. The Relationship Agreement provides that upon the occurrence of a Trigger Event (which includes, among other things, breaches of the Relationship Agreement by BEE SPV), the Company shall have the right to repurchase the shares of Company common stock acquired by BEE SPV upon exercise of the Option or to require that such shares be sold to a person designated by the Company.

The foregoing description of the Relationship Agreement and the Option does not purport to be complete and is qualified in its entirety by reference to the full text of the Relationship Agreement and the form of Option, which are attached hereto as Exhibits 99.1 and 99.2, respectively and are incorporated herein by reference.

A copy of the press release announcing the Relationship Agreement and the Option is included herewith as Exhibit 99.3.

Item 3.02. Unregistered Sales of Equity Securities.

Reference is made to Item 1.01 which is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 25, 2012, Brian Kgomotso Mosehla, was elected as a director of the Company. Mr. Mosehla has been invited to serve on the board pursuant to the Relationship Agreement.

Reference is made to Item 1.01 which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1

Relationship Agreement dated January 25, 2012 by and among the Company, Business Venture Investments No 1567 (Proprietary) Limited (RF), Mosomo Investment Holdings (Proprietary) Limited and Brian Kgomotso Mosehla.

99.2	Form of Option to be issued by the Company to Business Venture Investments No 1567 (Proprietary) Limited (RF).

99.3	Press release issued by the Company on January 26, 2012.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET 1 UEPS TECHNOLOGIES, INC.

Date: January 26, 2012	By:	/s/ Serge C.P. Belamant
Dr. Serge C.P. Belamant
Chief Executive Officer and Chairman of
the Board